EXHIBIT 10 (bbb)


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                              THE TIREX CORPORATION

                                   ----------

                             SECURED PROMISSORY NOTE

                                   ----------

U.S. $150,000
October 27, 1998
St.Helier, Jersey, Chanel Islands

      FOR VALUE RECEIVED, The Tirex Corporation, 740 St. Maurice, Suite 201, Montreal, Quebec H3C 1L5 (the "Maker"), promises to pay, on or before July 26, 1999, to the order of Bartholomew International Investments Limited, Investments, Ltd., P.O. Box 484, Basel House, 108 Halkett Place, St. Helier, Jersey JE4 5SS, Chanel Islands (the "Payee"), the principal sum of one hundred fifty thousand (US $150,000) dollars at the offices of the Payee, together with interest on the unpaid principal balance at the annual rate of 2% over the Prime Rate charged by The Bank of Montreal as at such date, unless prepaid at the Payee's election.

      Payment of all sums hereunder shall be made in lawful money of the United States of America, which payment shall be applied first to payment of accrued interest and then to the reduction of the unpaid principal balance hereunder. A certificate from the Payee of this Note shall be prima facie proof of the principal balance due hereunder.

      Upon default, the whole sum of principal and interest shall become due immediately at the option of the holder. Default shall include, but not be limited to, the failure of the Maker to pay the interest or principal when due. Failure at any time to exercise any of the rights and remedies of the Payee hereunder shall not constitute a waiver thereof, nor shall it be a bar to Payee's exercising any other rights and remedies at that time, or at a later time.

      This Note is secured by the Maker's agreement, which is given hereby, that in the event that the principal amount of this note and all unpaid interest accrued thereon is not theretofore paid, the Maker shall issue to the Payee a total of 500,000 unregistered shares of the Maker's common stock $.001 per share (the "Collateral Shares"), as follows:

      Failure to Pay By:                     Number of Shares To Be Issued
      ------------------                     -----------------------------

      January 26, 1999                                  166,666

      April 26, 1999                                    166,666

      July 26, 1999                                     166,667


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      If any one or more of the provisions of this Note shall, for any reason, be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or if any one or more of the provisions of this Note would operate to invalidate this Note, then, in any such event, such provision or provisions shall only be deemed null and void and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect, and in no way shall be affected, prejudiced or disturbed thereby. This Note shall be construed under the laws of the State of Delaware.

                                           THE TIREX CORPORATION

                                           By /s/ Terence C. Byrne
                                              ----------------------------------
                                                  Terence C. Byrne, President


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